UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

INTERVOICE, INC.

(Name of Registrant as Specified In Its Charter)

DAVID W. BRANDENBURG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by David W. Brandenburg on June 5, 2007.

Investor Contacts:

Innisfree M&A Incorporated

Arthur B. Crozier

1-888-750-5834

Media Contacts:

David W. Brandenburg

1-214-498-1000

FOR IMMEDIATE RELEASE

FORMER CHAIRMAN AND CEO OF INTERVOICE (NASDAQ: INTV)

DAVID W. BRANDENBURG ISSUES STATEMENT

REGARDING INTERVOICE’S PRELIMINARY PROXY STATEMENT

Applaud’s Intervoice’s Apparent Decision to

Follow His Constructive Approach to Shareholder Activism

OSPREY, FLORIDA June 5, 2007 – David W. Brandenburg today issued a statement commenting on the Preliminary Proxy Statement filed by Intervoice, Inc. (Nasdaq: INTV) this past Friday, June 1, 2007, with the Securities and Exchange Commission relating to Intervoice’s upcoming 2007 Annual Meeting of Shareholders.

“As I stated in the proxy statement that I filed last week with the SEC, in pursuing this proxy contest, I have embarked on a process that is rarely followed, that is, running a completely positive, non-confrontational proxy contest,” said David W. Brandenburg. “Based upon my review of the preliminary proxy statement filed by Intervoice, it would appear, for the moment, that Intervoice and its management has joined me on the high road and is taking a similar approach. Like so many others, I am tired of watching acrimonious proxy contests between disappointed and disillusioned shareholders and incumbent boards. Since that is not my style, I plan to take a different approach. I am a firm believer in constructive shareholder activism. I believe that Intervoice’s shareholders will benefit significantly from a proxy contest that is positive and non-confrontational. I plan to focus my campaign on discussing the strong qualifications and significant experience of my nominees and on the various initiatives that I believe will enhance shareholder value and position Intervoice for the future. I will focus on the future, not the past. I want to look forward and talk about the future and how my nominees are committed to helping Intervoice enter an exciting new era of market leadership, revenue growth, profitability and enhanced shareholder value. I also want to discuss how my nominees are committed to ensuring that increasing shareholder value ranks high on the agenda of Intervoice’s board of directors.”

On May 30, 2007, in a letter delivered to Intervoice, Mr. Brandenburg detailed his intention to nominate seven highly qualified and very experienced individuals, including himself and Daniel D. Hammond, a co-founder of Intervoice, to replace the existing Board of Directors of Intervoice. A copy of such notice has been publicly filed with Securities and Exchange Commission.

Mr. Brandenburg owns 1,429,162 shares of Intervoice’s common stock representing approximately 3.7% percent of Intervoice’s issued and outstanding shares, based upon the amount of shares reported by Intervoice in its Preliminary Proxy Statement to be issued and outstanding as of May 30, 2007. In addition to being a significant shareholder, Mr. Brandenburg is a former Chairman, CEO and director of Intervoice.

Nominees Fully Committed to Driving Shareholder Value

Mr. Brandenburg has assembled the following slate of highly qualified and very experienced nominees who, if elected, will provide Intervoice with the strong leadership and strategic direction necessary to drive and enhance shareholder value. They are fully committed to serving in the best interests of all shareholders. If elected, the nominees will be actively engaged in guiding Intervoice’s senior management, and holding them accountable for delivering consistent revenue growth and profitability. The nominees beneficially own, in the aggregate, 3,135,184 shares of Intervoice’s common stock, representing approximately 8.1% of the issued and outstanding shares, based upon the amount of shares reported by Intervoice in its Preliminary Proxy Statement to be issued and outstanding on May 30, 2007.

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David W. Brandenburg – Mr. Brandenburg is a former Chairman and Vice Chairman of the Board of Directors, Chief Executive Officer and President of Intervoice. Mr. Brandenburg’s current principal occupation is serving as a private, self-employed investor and philanthropist. He is President of the Brandenburg Life Foundation, a 501(c)(3) charitable foundation which he founded with his wife in 1996. Mr. Brandenburg retired as Chairman and Chief Executive Officer of Intervoice in November 2004 and left Intervoice’s Board of Directors in December 2004. He had re-joined Intervoice as Chief Executive Officer in June 2000 and also served as Chairman of the Board of Intervoice from December 2000 until his retirement in November 2004. Mr. Brandenburg also held the position of President of Intervoice from February 2001 to July 2002. Mr. Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc. a global provider of call center software automation solutions from November 1997 to May 1998, at which time it completed a merger with Davox Corporation. Davox subsequently changed its name to Concerto Software, Inc. and, following a merger with Aspect Communications Corp., is now part of Aspect Software, Inc., a privately-held company. Mr. Brandenburg first joined Intervoice as Chief Operating Officer in July 1990 after having served as a Director since 1989. He was promoted to President of Intervoice in 1991 where he served until December 1994 when he relinquished his position of President and assumed the position of Vice Chairman of the Board of Intervoice until May 1995.

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Daniel D. Hammond – Mr. Hammond currently serves as President of Hammond Development International, Inc., a privately-held real estate investment company. He is a founder of Intervoice and served as its Chief Executive Officer from June 1986 to June 2000. Mr. Hammond served on Intervoice’s Board of Directors from January of 1984 until December of 2000 and as Chairman of its Board from December of 1990 until December 2000. He also served in an advisory capacity to Intervoice and its former Chief Executive Officer, David W. Brandenburg, from January of 2001 until February of 2004. Mr. Hammond is the named inventor of five U.S. patents issued to Intervoice and one U.S. patent pending.

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Wilson David “Bill” Fargo – Mr. Fargo is a former Senior Vice President, General Counsel and Corporate Secretary of Compaq Computer Corporation, which was acquired by Hewlett-Packard Company in May 2002. He served in this position from 1984 until his retirement in 1996. Mr. Fargo was previously employed by Texas Instruments, Incorporated from 1966 to 1984. During his tenure with Texas Instruments, Mr. Fargo served in various positions in that company’s corporate legal department including Vice-President of U.S. and Europe Legal Operations.

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Stuart Barab – Mr. Barab was formerly employed with the TI Defense Systems Division of Texas Instruments, Inc. from 1967 to 1999. Raytheon Company acquired the assets of Texas Instruments’ defense operations in 1997, at which time Mr. Barab became a Vice President of Raytheon Company. Mr. Barab started his career as an electrical engineer and then progressed through various levels of program and executive management positions. Prior to his retirement in 1999, Mr. Barab was President of a joint venture between Texas Instruments and Lockheed Martin which was responsible for the development, production and fielding of a new Army missile system. Since his retirement, Mr. Barab has served as a consultant with high technology defense, medical device and telecommunication companies in the areas of corporate leadership, program management and product development. Additionally, he served from May 2004 to November 2006 as the Chief Operating Officer of VuCOMP, Inc., a privately-held medical device company that specializes in creating the algorithm technology for detection of early signs of breast cancer in mammograms. Mr. Barab received his Bachelor of Science degree in Electrical Engineering from the University of Illinois in 1968 and his Master of Science degree in Electrical Engineering from Southern Methodist University in 1975.

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Timothy W. Harris – Mr. Harris currently serves as the President and Chief Executive Officer of Questia Media, Inc., a privately-held company which provides copyrighted material in online digital libraries. Mr. Harris served on the Board of Directors of Questia Media from December 2002 to the present. Prior to his role as Chief Executive Officer, Mr. Harris held other positions with Questia Media including as Vice President and Chief Operating Officer from January 2000 to December 2005 and as Vice President and Chief Financial Officer from

October 1999 to May 2004. Prior to joining Questia Media, Mr. Harris worked for Compaq Computer Corporation for 15 years (1983-1998) in various positions culminating as Vice President and General Manager of their Commercial Desktop Division. Prior to this position, he served as Vice President, General Manager of Compaq’s Value Desktop Division, and in various financial positions at Compaq, including Vice President and Controller, Desktop PC Division and Vice President and Controller, Personal Computer Division, including financial responsibility for worldwide manufacturing operations.

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Mark Weinzierl – Mr. Weinzierl currently serves as the President and Chief Executive Officer of Enfora, Inc., a privately-held global provider of wireless solutions for both the enterprise and consumer markets. Enfora is focused on providing innovative wireless machine-to-machine solutions. Prior to founding Enfora, Mr. Weinzierl was a co-founder, Executive Vice President and a member of the board of directors of Inet Technologies, Inc., a provider of communications software solutions which was acquired by Tektronix, Inc. in June 2004. He helped lead Inet through its initial public offering in May 1999. In September 1999, Mr. Weinzierl founded Enfora when it acquired the wireless data assets of Inet. Mr. Weinzierl received his Bachelor of Science degree in Electrical (Computer) Engineering from Iowa State University and attended the University of Texas at Dallas’ MBA program. Mr. Weinzierl is the named inventor of two U.S. patents issued to Enfora.

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Michael J. Willner – Mr. Willner is the founder of Willner Properties Services, Inc., a privately-held, real estate development, leasing and management company specializing in both commercial and residential properties based in King of Prussia, Pennsylvania. Mr. Willner has been actively involved in developing, managing and leasing real estate for over twenty years. Earlier in his career, Mr. Willner practiced real estate law in New York City with the law firm of Milbank, Tweed, Hadley & McCloy LLP. In addition to being an attorney, Mr. Willner has also practiced as a certified public accountant and, prior to his legal career, was employed as an accountant in the tax department of the accounting firm of Arthur Andersen & Company. Mr. Willner is a graduate of Emory University’s School of Law where he was a member of the law review. He serves on the Board of Directors of Meridian Bank, a privately-held, state-chartered commercial bank headquartered in Berwyn, Pennsylvania.

Copies of the preliminary proxy materials of David W. Brandenburg are available at the Securities and Exchange Commission’s website at http://www.sec.gov. They can also be obtained by contacting Innisfree M&A Incorporated by telephone at (888) 750-5834.

IMPORTANT INFORMATION

Shareholders are advised to read the proxy statement and other documents related to the solicitation of proxies from shareholders of Intervoice for use at the 2007 annual meeting when they become available because they will contain important information, including information relating to the participants in such proxy solicitation. When completed, a definitive proxy statement and a form of proxy will be mailed to Intervoice’s shareholders and will be available, along with other relevant documents, at no charge, at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (888) 750-5834. Information relating to the participants in such proxy solicitation is contained in the proxy statement filed by David W. Brandenburg.